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                                                                    EXHIBIT 10.7




[Capitalink logo]                                 CAPITALINK, L.C.
                                                  MEMBER NASD|SIPC

                                                  Columbus Center

                                                  One Alhambra Plaza, Suite 1410
                                                  Coral Gables, Florida 33134
                                                  Phone 305-446-2026
                                                  Fax 305-446-2926

                                                  www.capitalinklc.com






February 20, 2004



Independent Committee of the Board of Directors
Mayor's Jewelers, Inc.
14051 NW 14th Street
Sunrise, FL  33323



Ladies and Gentlemen:

We have been advised that Mayor's Jewelers, Inc. (the "Company") has made a determination to exchange its Series A Preferred Stock for a new Series A1 Preferred Stock, and in connection therewith, pay a preferred dividend to its majority stockholder, Henry Birks & Sons Inc. ("Birks"), pursuant to the terms of a letter agreement dated February 20, 2004 (the "Transaction"). We have been retained to render an opinion as to whether, on the date of such opinion, the Transaction is fair, from a financial point of view, to the minority stockholders of the Company.

We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company.

It is our understanding that certain steps were taken by the Company in connection with the Transaction, including, but not limited to (i) the formation of the Independent Committee; (ii) the retention of legal counsel; (iii) the


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retention of Capitalink; (iv) undertaking negotiations with Birks and its majority shareholder; and (v) entering into discussions and negotiations with the Company's financial institutions.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things: (i) reviewed documents relating to the Transaction, including the letter agreement dated February 20, 2004 between the Company and Birks, and the Back Bay Capital draft summary term sheet; (ii) reviewed publicly available financial information and other data with respect to the Company, including the Quarterly Report on Form 10-Q for the thirteen weeks ended December 27, 2003, the Annual Report on Form 10-K for the fiscal year ended March 29, 2003, the Current Report on Form 8-K, dated February 3, 2004, and Amendment No. 2 to Schedule 13D, filed on November 6, 2003 on behalf of Birks;
(iii) reviewed and analyzed the Company's financial projections and plans to determine, among other things, the pro forma impact of the Transaction on the Company's projected (a) cash flow, (b) net earnings available to common stockholders, (c) earnings per share, (d) debt to equity ratios, and (e) credit line availability; (iv) inquired about and discussed the Transaction and other matters related thereto with Company management and the Independent Committee; and (v) performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. We assumed that the Transaction will be consummated substantially in accordance with the terms set forth, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or the minority stockholders of the Company.

Our opinion is necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of February 20, 2004. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

The opinion is for the use and benefit of the Independent Committee in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholder of the Company. We do not express any opinion as to the underlying valuation or future performance of the Company or the price at which the Company's common stock would trade at any time in the future.



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Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Transaction is fair, from a financial point of view, to the minority stockholders of the Company.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Independent Committee of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission (the "SEC") if required by SEC rules, and in any disclosure document disseminated to stockholders if required by the SEC rules.

Very truly yours,


/s/ CAPITALINK, L.C.

CAPITALINK, L.C.



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